Exhibit 99.1

VLOV Schedules Second Quarter 2012 Earnings Release Date and Announces Details Regarding Invitations to the VLOV 2013
Spring/Summer Collectionat the Mercedes-Benz Fashion Week in New York City

XIAMEN, China, August 10, 2012 /PRNewswire-Asia)/-- VLOV, Inc. (OTC Bulletin Board: VLOV) ("VLOV" or the "Company"), which designs, sources, markets and distributes VLOV-brand fashion forward men’s apparel in the People’s Republic of China, today announced that the Company would release second quarter earnings prior to market open on Monday August 13, 2012. Additionally, the Company announced that investors are invited to attend VLOV’s 2013 Spring/Summer showing at the Mercedes-Benz Fashion Week in New York City on Saturday September 8, 2012 at 6:00 p.m. in the Stage venue at Lincoln Center.

Mr. Qingqing Wu, VLOV’s Chariman, CEO. and Chief Designer, stated, “We again welcome our shareholders to attend our VLOV fashion show to experience our brand firsthand. As we are in the early stages of marketing the VLOV brand outside of mainland China, we believe that our showing at the Mercedes-Benz Fashion Week in New York City for the second consecutive year is an important step towards taking our brand global.”

Shareholders who are interested in attending the event should email their names, email addresses, telephone numbers and mailing address to fashionweek@vlov.net.

The Company plans to release its earnings for the three and six months ended June 30, 2012 prior to market open on Monday August 13, 2012.

About VLOV, Inc.

VLOV, Inc., a leading lifestyle apparel designer based in China, designs, sources, markets and distributes VLOV brand fashion-forward apparel for men ages 20 to 45 throughout China.  As of June 30, 2012, VLOV products were sold by its distributors at 414 points of sale across northern, central and southern China, as well as at 18 stores in Fujian Province owned and operated by VLOV.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are often identified by the use of forward-looking terminology such as "believes, expects, anticipate, optimistic, intend, will" or similar expressions.  The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in VLOV's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov.  All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors.  Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CONTACT:
VLOV, Inc.
Bennet Tchaikovsky, Chief Financial Officer
310-622-4515
bennet@vlov.net